Exhibit 10.7

JACOBS ENGINEERING GROUP INC.

1995 EXECUTIVE DEFERRAL PLAN
(EDP)

Effective January 1, 1995

1995 EXECUTIVE DEFERRAL PLAN
OF
JACOBS ENGINEERING GROUP INC.

Purpose
The purpose of this plan is to provide specified benefits to a select group of key employees who contribute materially to the continued growth, development and future business success of JACOBS ENGINEERING GROUP INC. and its subsidiaries.

Article 1
Definitions
For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.2
“Account Balance” shall mean the sum of (i) the Deferral Amount and (ii) interest credited in accordance with all the applicable interest crediting provisions of this Plan, less all distributions made in accordance with the Plan.

1.3	“Annual Bonus” shall mean any compensation paid under any discretionary or formula bonus plan sponsored by the Employer.

1.4
“Base Annual Salary” shall mean the annual compensation that is to be paid to a Participant for each Plan Year, determined as the first day of that year, excluding bonuses, commissions, overtime and non-monetary awards for employment services to the Employer.

Exhibit 10.7

1.5
“Beneficiary” shall mean the person or persons, or the estate of a Participant, designated in accordance with Article 9, who is entitled to receive benefits under this Plan upon the death of a Participant.

1.6	“Beneficiary Designation Form” shall mean the form established from time to time by the Board that Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7	“Board” shall mean the Board of Directors of the Company.

1.8	“Change in Control” shall have the meaning set forth in Section 13.4.

1.9	“Claimant” shall have the meaning set forth in Section 17.1

1.10	“Committee” shall mean the administrative committee appointed to manage and administer the Plan in accordance with the provisions of Article 16.

1.11	“Company” shall mean JACOBS ENGINEERING GROUP INC.

1.12	“Continuing Director” shall mean a director described in Section 13.4(b).

1.13
“CRSS” Plan” shall mean the CRSS Inc. Senior Management Deferred Compensation Plan, a nonqualified deferred compensation plan in which a Participant who was a CRSS employee prior to becoming an Employee participated and received a distribution in 1995.

1.14	“Deferral Amount” shall be the sum of all of Participant’s Base Annual Salary deferrals, Annual Bonus deferrals and, if applicable, Directors Fees deferrals.

1.15	“Deferral Commitment Period” shall mean the period described in Section 3.4 of this Plan.

1.16	“Director” shall mean any member of the Board.

1.17	“Directors Fees” shall mean the annual fees paid by the Company, including retainer fees and meetings fees, as compensation for serving on the Board.

1.18	“Disability” shall mean a period of disability during which a Participant qualifies for benefits under the Company’s or any of its subsidiaries’ long-term disability program.

1.19	“Election Form” shall mean the form established from time to time by the Board that a Participant completes, signs and returns to the Committee to make an election under the Plan.

Exhibit 10.7

1.20	“Employee” shall mean any person who is in the regular full-time employment of an Employer as determined by the personnel policies and practices of the Employer.

1.21	“Employer” shall mean the Company and any subsidiaries of the Company that have been selected by the Board to participate in the Plan.

1.22
“Moody’s Rate” shall mean the interest rate determined and announced by the Committee at any time before the commencement of each Plan Year. The Moody’s Rate for a Plan Year shall be the most current monthly “Seasoned Corporate Bond” rate published by Moody’s Investors Service, Inc. or any successor to that service, available prior to the announcement by the Committee. The Seasoned Corporate Bond rate is an economic indicator, based on an arithmetic average of the yields of representative bonds, including industrials, public utilities, Aaa, A and Baa bonds, and is calculated as a monthly average of the composite yield.

1.23
“Participant” shall mean any Employee or Director who (i) is selected to participate in the Plan, (ii) elects to participate in the Plan, (iii) signs a Plan Agreement, an Election Form, a Beneficiary Designation Form and a Spousal Consent Form, (iv) the signed Plan Agreement, Election Form, Beneficiary Designation Form and Spousal Consent Form are returned to and accepted by the Committee and (v) neither the Plan nor the Plan Agreement has terminated.

1.24
“Participation Year” shall mean with respect to any Participant, any Plan Year in which a Participant is at any time during such year a Participant. Notwithstanding the previous sentence, “Participation Year” shall not include any years prior to the first Plan Year in which a Participant actually has any amount deferred under this Plan.

1.25	“Plan” shall mean the 1995 Executive Deferral Plan of the Employer which is defined by this instrument and by each Plan Agreement.

1.26
“Plan Agreement” shall mean the form of written agreement which is entered into by and between the Employer and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and the Plan Agreement bearing the latest date shall govern such entitlement.

1.27	The “Plan Year” shall begin on January 1 of each year and continue through December 31 of the same year.

1.28	“Pre-Retirement Distribution” shall mean the distribution provided for in Article 4.

1.29	“Retirement Benefit” shall mean the retirement benefit provided for in Article 5.

1.30
“Retirement Date” shall be the earlier of the first day of the month in which the Participant (i) attains the age of sixty-five (65), (ii) is sixty (60) years of age or older and has completed ten (10) Years of Service, or (iii) is terminated as a result of a long-term disability under the Employer’s policies and practices.

1.31
“Retirement Distribution Date” shall mean the last day of the month in which the Participant has both (i) reached or passed his or her Retirement Date and (ii) has actually ceased being an Employee or Director other than by death.

Exhibit 10.7

1.32	“Survivor’s Benefit” shall mean the benefit provided for in Article 6.

1.33	“Termination Benefit” shall mean the termination benefit provided for in Section 7.2.

1.34
“Termination of Employment” shall mean with respect to an Employer or Director the cessation of employment or a Director’s position, as the case may be, voluntarily or involuntarily, and, except as provided in Article 8 and Article 10, shall exclude cessation as a result of an authorized leave of absence, retirement, Disability or death. If a Participant is both an Employee and a Director, Termination of Employment shall occur only upon the termination of last held position.

1.35	“Trust” shall mean the trust established pursuant to that certain Trust Agreement, dated as of June 1, 1991, between the Company and the Trustee named therein, as amended from time to time.

1.36	“Unforeseeable Financial Emergency” shall have the meaning set forth in Section 3.8(b).

1.37
“Years of Service” shall mean the total number of years, that a Participant is an Employee or a Director, including, without limitation, periods of Disability and leaves of absence prior to Termination of Employment, as provided under Article 8 and Article 10.

Article 2
Eligibility

2.1
Eligibility and Participation. The Committee, in its sole discretion, shall establish eligibility qualifications for participation in the Plan. Participation shall be limited to a select group of management and highly compensated employees of the Employer.

2.2
Enrollment Requirements. As a condition of participation, each Participant so selected shall complete, sign and return to the Committee a Plan Agreement, an Election Form, a Beneficiary Designation Form and a Spousal consent Form and shall comply with all further conditions that may be established by the Committee.

Article 3
Deferral Commitments

3.1	Minimum Deferral. A Participant must defer during each Plan Year of the Deferral Commitment Period at least one of the following minimum amounts:

(a)	In the case of an Employee, $2,000 of his or her Base Salary; or

Exhibit 10.7

(b)	In the case of a Director who is not an Employee, a percentage that is anticipated to equal $2,000 of his or her Directors Fees.

A Participant shall not be permitted to defer any portion of his or her Annual Bonus unless he or she meets one of the minimum Deferral requirements set forth in this Section. If a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, at the election of the Employee on the Election Form, the minimum deferral described in (a) shall be an amount equal to $2,000, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2	Maximum Deferral. For each Plan Year of the Deferral Commitment Period, subject to the provisions of Section 3.6, a Participant may defer:

Deferral of	Maximum Percentage
Base Annual Salary	50%
Directors Fees	100%
Annual Bonus	50%

A Participant who received a distribution from the CRSS Plan may defer from his Base Annual Salary an amount equal to the CRSS Plan distribution, even if it exceeds the 50% maximum percentage above. Further, the 50% Base Annual Salary maximum percentage may be exceeded until a Participant has completely offset the CRSS Plan distribution. Accordingly, a Participant must notify the Committee of the amount of his or her distribution under the CRSS Plan within five (5) days of receipt of the distribution.

3.3
Fixed Deferral Amount. Except as provided in Section 3.6, the annual deferral selected by a Participant shall be the same for each Plan Year of the Deferral Commitment Period. A Base Annual Salary deferral shall be a fixed dollar amount, and an Annual Bonus or Directors Fees deferral shall be a fixed percentage of the applicable annual bonus or fee. In no event shall an annual deferral amount be decreased during the Deferral Commitment Period. An annual deferral amount may only be increased (i) prior to the commencement of the Plan Year to which such annual deferral amount relates and (ii) with the approval of the Committee.

3.4
Deferral Commitment Period. The “Deferral Commitment Period” for each Participant shall be a fixed period of four (4) consecutive Plan Years commencing with the 1995 Plan Year unless otherwise designated by the Committee.

3.5
Withholding of Deferral Amounts. The portion of the Base Annual Salary elected to be deferred annually shall be withheld in equal amounts over the Plan Year. The portion of Annual Bonus and Directors Fees being deferred shall be withheld at the time of the Annual Bonus or Directors Fees would otherwise be paid to the Participant.

Exhibit 10.7

3.6
FICA Taxes. For each Plan Year of the Deferral Commitment Period, the Employer shall withhold from that portion of the Participant’s Base Annual Salary and/or Annual Bonus that is not being deferred, the Participant’s share of FICA taxes based on an amount equal to the Base Annual Salary and/or Annual Bonus before reduction by the amount deferred. If necessary, the Committee shall reduce the amount deferred in order to comply with this Section 3.6.

3.7	Interest Crediting Prior to Distribution

(a)
Except as provided in Section 3.7(b) and Section 3.7(c) below, interest shall be credited annually on a Participants Account Balance at 125% of the Moody’s Rate. For purposes of this crediting, all amounts deferred during a Plan Year. Such interest crediting shall be made up to the date of the pre-Retirement Distribution, the Retirement Date the date of the Participant’s death or the date of Termination of Employment, depending on whether the benefit is paid under Article 4, 5, 6 or 7, respectively.

(b)	In the event of a Termination of Employment, interest shall be credited in the manner provided in Section 3.7(a), but at the rate provided for in Section 7.2

(c)
In the event of a Participant’s suicide within twenty-four months of the first deferral of any Deferral Commitment period, interest shall be credited in accordance with Section 6.4. After the first twenty-four months, interest will be credited in accordance with Sections 3.7(a) and 3.7(b) above.

3.8	Hardship

(a)
If a Participant experiences on Unforeseeable Financial Emergency as described in Section 3.8(b) below, the Participant may petition the Committee to (i) suspend any deferrals required by the Plan Agreement and/or (ii) receive a distribution from the Plan. Any approval of such a petition shall be made at the sole discretion of the Committee. If the Committee approves a distribution, the distribution shall be made within sixty (60) days of the date of approval. The distribution may not exceed the Participant’s Account Balance as of the last day of the month prior to the date of the Committee’s approval of the petition, calculated as if such Participant were receiving a Termination Benefit as of such date.

(b)
An “Unforeseeable Financial Emergency” shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, transfer of place of employment or other such unforeseeable occurrence, all as determined in the sole discretion of the Committee.

Article 4
Pre-Retirement Distribution

4.1
Eligibility for Pre-Retirement Distribution. A Participant may elect to receive a Pre-Retirement Distribution from the Plan to be received in or after the eighth Participation Year. This election shall be irrevocable and shall be made on the Election Form, which form is to be delivered to the Committee prior to the commencement of the Deferral Commitment Period.

Exhibit 10.7

4.2
Amount of Distribution. The amount of the Pre-Retirement Distribution shall be any amount not to exceed the electing Participant’s Account Balance at the end of the Participation Year prior to the Participation Year selected on the Election Form for the distribution. The Pre-Retirement Distribution may not be made prior to the eighth (8th) Participation Year. At the election of the Participant (on the Election Form), this amount shall be distributed or, in the case of installment payments, shall start distribution within ninety (90) days of the January 1st of the Participation Year selected on the Election Form in one of the following manners:

(a)	In a lump equal to the Total Account Balance at the end of the Participation Year prior to the Participation Year selected on the Election Form for the distribution; or

(b)
In a lump sum equal to a fixed dollar amount. Such fixed dollar amount shall be chosen by the Participant on the Election Form. Any remaining amounts in the Account Balance, after completion of the Pre-Retirement Distribution, shall remain in the Plan to be paid under the other provisions of the Plan; or

(c)
In four or fewer annual consecutive installments of a fixed dollar amount. Such fixed dollar amount shall be chosen by the Participant on the Election Form. Interest on the unpaid Account Balance shall be credited at 125% of Moody’s. Any remaining amounts in the Account Balance, after completion of the Pre-Retirement Distribution, shall remain in the Plan to be paid under the other provisions of the Plan; or

(d)
In four or fewer annual consecutive installments so that the total Account Balance is completely distributed over the elected installment period. Interest on the unpaid Account Balance shall be credited at 125% of Moody’s.

If the amount of Pre-Retirement Distribution elected by the Participant exceeds the total Account Balance at any time during the Pre-Retirement Distribution period, only the amount remaining in the Account Balance shall be distributed to the Participant and the Employer shall have no further liability under the Plan.

Article 5
Retirement Benefit

5.1
Eligibility for Retirement Benefit. If the Participant ceases to be an Employee or a Director for any reason other than death, including without limitation, retirement or a Termination of Employment after the Retirement Date, the Employer shall pay the Retirement Benefit to the Participant (or his or her Beneficiary) as provided in Section 5.2 and Section 5.3 below.

5.2
Retirement Benefit – Method of Payment. The Retirement Benefit may be paid in a lump sum, or in installments over a period of 60, 120, or 180 months at the sole discretion of the Committee. The lump sum payment shall be made, or installment payments shall commence, within sixty (60) days of the Retirement Distribution Date and in the case of installment payments, shall continue until the Retirement Benefit is paid in full.

5.3
Retirement Benefit – Amount. If the Retirement Benefit is paid in a lump sum, it shall be the retired Participant’s Account Balance determined as of the Retirement Distribution Date. If the Retirement Benefit is paid in installments, it shall be a constant monthly

Exhibit 10.7

payment, determined at the beginning of each Plan Year by monthly amortization of the remaining Account Balance over the remaining payment period. Interest on the unpaid balance will be credited for the remaining periods at 125% of the Moody’s Rate established for each of the subsequent Plan Years.

5.4
Death Prior to Completion of Retirement Benefit. If the Participant dies after the Retirement Date and prior to the completion of the Retirement Benefit payments, the retired Participant’s designated Beneficiary will receive any unpaid Retirement Benefit payments due the Participant, either at the times they were to be received by the Participant, or in a lump sum, as determined by the Committee in its sole discretion. If this Section 5.4 applies, a designated Beneficiary shall not be entitled to any benefits provided for under Article 6.

Article 6
Survivor Benefit

6.1
Eligibility for Survivor’s Benefit. If a Participant dies before the Retirement Date and before Termination of Employment, the Employer shall pay the Survivor’s Benefit to the deceased Participant’s Beneficiary, provided that all of the following conditions are met.

(a)
the Participant’s death was determined not to be from a bodily or mental cause or causes, the information about which was withheld, knowingly concealed, or falsely provided by the Participant, when requested by the Employer to furnish evidence of good health; and

(b)	proof of the Participant’s death is furnished to the Committee in such form as determined acceptable by the Committee.

6.2
Survivor’s Benefit – Method of Payment. The Survivor’s Benefit may be paid in a lump sum, or in installments over a period of 60, 120, or 180 months at the sole discretion of the Committee. The lump sum payment shall be made, or installment payments shall commence within sixty (60) days of the date the Participant dies and in the case of installment payments, shall continue until the Survivor’s Benefit is paid in full.

6.3
Survivor’s Benefit – Amount. If the Survivor’s Benefit is paid in a lump sum, it shall be the retired Participant’s Account Balance determined as of the date the Participant died. If the Survivor’s Benefit is paid in installments, it shall be a constant monthly payment, determined at the beginning of each Plan Year by monthly amortization of the remaining Account Balance over the remaining payment period. Interest on the unpaid balance will be credited for the remaining periods at 125% of the Moody’s Rate established for each of the subsequent Plan Years.

6.4
Suicide. In the event of a Participant’s suicide within twenty-four months of the first deferral of any Deferral Commitment Period, the Employer shall be obligated to pay to the Participant’s designated Beneficiary the Participant’s portion of the Deferral Amount, without interest, and no other Survivor’s Benefit shall be payable.

Article 7
Termination Benefit

Exhibit 10.7

7.1	Eligibility for Termination Benefit. If a Participant experiences a Termination of Employment prior to the Retirement Date, the Employer shall pay to the Participant the Termination Benefit.

7.2
Termination Benefit. The Termination Benefit is a sum equal to the Participant’s Account Balance determined as provided in this Section 7.2, as of the date of Termination of Employment, and shall be paid in a lump sum within ninety (90) days following the Termination of Employment. In determining the Account Balance for purposes of this Article 7 only, interest shall be calculated in the manner provided in Section 3.7(a) above.

Number of Participation Years	Interest Crediting Rate

For Employees:

Less than 2 years More than 2 but less than 7 7 or more	0 Moody’s Rate 125% of Moody’s Rate

For Directors:

All years	125% of Moody’s Rate

In the event a Participant is both an Employee and Director, interest shall be credited under the Employee schedule.

Article 8
Disability

8.1
Eligibility for Disability Waiver. If a Participant suffers a Disability during any Plan Year during the Deferral Commitment Period, the Participant’s annual deferral amount for that Plan Year or any subsequent Plan Year shall, except as provided in this Section 8.1, be as set forth in his or her Election Form for the first six (6) months that a Participant suffers from a Disability and shall be satisfied from supplemental sources of disability income as provided by either the Company or the Participant. If a Participant’s Disability exceeds six (6) consecutive months, the Participant shall be excused from making any additional deferrals while he or she is suffering from a Disability.

8.2	Benefits. A Participant suffering a Disability, but not terminated as a result of long-term disability under the Employer’s policies and practices, shall continue to be considered a participant and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles.

8.3
Long-Term Disability – Termination. For a Participant who is terminated as a result of disability under the Employer’s policies and practices, the provisions of Article 5 shall apply for purposes of Account Balance distribution and interest crediting.

Exhibit 10.7

Article 9
Beneficiary

9.1
Beneficiary. Each Participant shall have the right, at any time, to designate any person or persons as his or her Beneficiary or Beneficiaries (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant.

9.2
Beneficiary Designation: Change: Spousal Consent. A Participant shall designate his or her Beneficiary or Beneficiaries by completing and signing the Beneficiary Designation Form, and returning it to eh Committee. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Regardless of who the Participant names as his or her Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee.

9.4
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5
Doubt as to Beneficiary. If the Committee has any doubt as to proper Beneficiary to receive payments pursuant to this Plan, they shall have the right to withhold such payments until this matter is resolved to their satisfaction.

9.6
Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer from all further obligations under this Plan with respect to the deceased Participant and all of his or her Beneficiaries.

Article 10
Leave of Absence

10.1
Authorized Leave of Absence. If a Participant is authorized by the Employer for any reason to take a paid leave of absence from employment, such Participant shall continue to be considered employed as an Employee or Director and shall be required to maintain the level of deferrals set forth in his or her Plan Agreement in order to keep the Plan Agreement in full force and effect. If such leave of absence is unpaid, the Participant shall continue to be considered employed as an Employee or Director and will be excused from making deferrals until the unpaid leave of absence ends; provided, however, that if the unpaid leave of absence continues beyond three consecutive months, the Participant shall be treated as having incurred a Termination of Employment as of the end of such three month period and the Participant shall receive the Termination Benefit in accordance with Article 7. In the case of a conflict between this Article 10 and Article 8, Article 8 shall prevail.

Exhibit 10.7

Article 11
Employer/Participant Liability

11.1	General Assets. Amounts payable to a Participant shall be paid from the general assets of the Employer exclusively.

11.2	Employer’s Liability. The Employer’s liability for the payment of benefits shall be defined only by this Plan, as entered into between the Employer and a Participant.

11.3	Limitation of Obligation. The Employer shall have no obligation to a Participant under the Plan, except as expressly provided for in the Plan.

11.4
Participant Cooperation. The Participant must cooperate with the Employer and the Committee in furnishing all information requested by the Employer and/or Committee in order to facilitate the payment of benefits, and the administration and operations of this Plan. Such information may include taking a physical examination, or other actions, and such cooperation shall extend beyond the termination of the Plan Agreement and the Employee’s Participation in the Plan.

11.5
Unsecured General Creditor. Participants, their Beneficiaries and their permitted heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer. Any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligations under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

Article 12
No Guarantee of Employment

12.1
No Guarantee of Employment. Nothing in this Agreement shall be construed as altering in any manner the employment relationship with an Employee or Director, which is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless otherwise expressly provided in a written employment agreement. All terms and conditions of an Employee’s or Director’s current employment shall remain the same. Nothing in this Plan creates, or is meant to create, any obligation on the part of the Employer to keep an Employee or Director employed by the Employer or not to terminate an Employee or Director at any time and for any reason.

Article 13
Termination, Amendment or Modification of the Plan

13.1
Termination. The Company reserves the right to terminate the Plan at any time. Upon termination of the Plan, the Participant’s Account Balance shall be paid out in accordance with the benefits that the Participant would receive if there had occurred a Termination of Employment with respect to the participant on the date of Plan termination or, if such termination occurs after the Retirement Date, the Participant had retired on the date of Plan termination. Notwithstanding the above, the termination of the Plan shall no affect any Participant or Beneficiary who has become entitled to the payment of benefits u

Exhibit 10.7

13.2
Amendment. The Company may, at any time, amend or modify the Plan in whole or in part, provided, however, that no amendment or modification shall be effective to decrease or restrict a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if there had occurred a Termination of Employment with respect to such Participant as of the effective date of the amendment or, if such amendment occurs after the Retirement Date, the Participant had retired as of the effective date of the amendment. The amendment or modification of the Plan shall no affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

13.3
Termination of Plan Agreement. Absent the earlier termination, modification or amendment of the Plan, the Plan Agreement of any Participant shall terminate upon the full payment of the applicable benefit provided under Articles 4, 5, 6, or 7, as the case may be.

13.4	Change in Control.

(a)
All benefits accrued under the Plan as of the date of Change of Control shall thereafter be paid in accordance with the terms and conditions of this Plan. However, if at any time during a period of three years following a Change of Control of the Company, the employment of a participant by the Employer is terminated (i) by the Employer for any reason other than for Cause, or (ii) by the Participant for just reason then all benefits, including all interest at the full 125% of Moody’s rate shall apply and not at the rates applicable in Section 7.2. Such amounts will thereupon be immediately due and payable in full, less any withholdings required by law, to such Participant, and within ten business days thereafter the Employer, or any successor corporate of the Employer shall deliver payment of such Account Balance to such participant.
A Participant shall be deemed to have terminated his or her employment for just reason if he or she resigns voluntarily after a demotion, a material reduction in his or her authority or responsibility or any reduction in his or her compensation or after being notified of a relocation of his or her work place that would materially increase the commuting distance from his or her then current principal residence.
A Participant shall be deemed to have been terminated by the Employer for cause only if such participant has been terminated by reason of (i) a willful failure by such Participant to substantially perform his or her duties other than a failure resulting from the Participant’s incapacity due to physical or mental illness, or (ii) a willful act by the Participant that constitutes gross misconduct and is materially injurious to the Employer. No act or failure to act by a Participant shall be considered “willful” unless committed without good faith and without a reasonable belief that the act of omission was in best interests of the Employer.

(b)	As used in this Plan, “Change of Control” means the occurrence of any of the following events:

(i)
Any “person” (as such term in used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, hereinafter “Person) becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors;

Exhibit 10.7

(ii)	A change in the composition of the Board as a result of which fewer than two-thirds (2/3rds) of the incumbent directors a Continuing Directors; or

(iii)	A change of control that would be required to be reported in a proxy statement pursuant to Item 5(f) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934.
An individual shall be considered a “Continuing Director” on a particular date if he or she either (i) had been a member of the Board twenty-four (24) months prior to such date or (ii) was elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the members of the Board twenty-four (24) months prior to such date and who were still in office at the time of the election or nomination.

13.5
Termination, Modification or Amendment Following Change in Control. Following a Change in Control, neither the Company, any subsidiary of the Company nor any corporate, trust or other Person that succeeds to all or any substantial portion of the assets of the Company shall have the right to terminate, modify, or amend a Plan Agreement in effect prior to such Change in Control, and all benefits under such Plan Agreement shall thereafter be paid in accordance with the terms of such Plan Agreement as in effect immediately prior to such Change in Control. Any provision of this Plan to the contrary shall be construed in accordance with this Section 13.5.

13.6
Legal Fees to Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. It is the intent of the Company that Participants not be required to incur the expenses associated with the enforcement of their rights under the Plan by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Participants hereunder, and that Participants not be bound to negotiate any settlement of their rights under threat of incurring such expenses. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other Person takes any action to declare the Plan or any agreement hereunder void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided to each Participant under the Plan, and such Participant has substantially complied with all of his or her obligations under the Plan and any such agreement, then the Company irrevocable authorizes such Participant from time to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder o other person affiliated with the Company or any successor thererto in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocable consents to each Participant for all reasonable fees and expenses of counsel selected by such Participant from time to time on a regular, periodic basis from presentation of a statement or statements prepared by such counsel in accordance with its customary practices up to a maximum aggregate amount of $500,000.

13.7	Vesting. Notwithstanding anything that may be construed to the contrary in this Plan, a Participant shall at all times be 100% vested in his or her Deferral Amount.

Exhibit 10.7

Article 14
Other Benefits and Agreements

14.1
Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise by expressly provided.

Article 15
Restrictions on Alienation of Benefits

15.1
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts if any, payable hereunder, or any part thereof. No part of the amounts payable shall, prior to actual payment, be subject to any claims of creditors and, in particular, they shall not be subject to attachment, garnishment, seizure or sequestration by any creditor for the payment of any debts, judgments, obligations, alimony or separate maintenance owed by a Participant.

Article 16
Administration of the Plan

16.1
Committee Administration. The general administration of this Plan, as well as construction and interpretation thereof, shall be the responsibility of the Committee, the number of members of which shall be designated and appointed from time to time by, and shall serve at the pleasure of the Board.

16.2
Committee Authority. Subject to the Plan, the Committee shall from time to time establish rules, forms and procedures for the administration of the Plan. Except as otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. The Committee’s decisions shall be conclusive and binding upon all persons having or claiming to have any right or interest under the Plan.

16.3
Committee Indemnity. No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission on his own part, excepting his or her own willful misconduct. The Employer shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, with the exception of expenses and liabilities arising out of his or her own willful misconduct.

16.4
Employer’s Obligations to the Committee. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death, Disability or Termination of Employment, and such other pertinent facts as the Committee may require.

16.5
Committee Discretion in Payment Schedule. The Committee shall also have the power, at its sole discretion, to change them manner and timing of payments to be made to a Participant or Participant’s Beneficiary from that set forth in the Participant’s Plan Agreement, if requested to do so by such Participant or Beneficiary.

Exhibit 10.7

Article 17
Claims Procedures

17.1
Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts (i) credited to (or deducted from) such Claimant’s Participant’s Account Balance, or (ii) distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant.

17.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 17.3.

17.3
Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later that thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

Exhibit 10.7

17.4
Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such a date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

Article 18
Trust

18.1
Establishment of the Trust. The Company shall establish the Trust. The Employer shall at least annually transfer over to the Trust such assets as the Committee determines, in its sole discretion, are necessary to provide for the Employer’s future liabilities created with respect to the Deferral Amounts and interest credits for that year.

18.2
Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employer, Participant and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan. The Employer’s obligations under the Plan may be satisfied with Trust Assets distributed pursuant to the terms of the Trust.

Article 19
Miscellaneous

19.1	Notice. Any notice given under the Plan shall be in writing and shall be mailed to:

JACOBS ENGINEERING GROUP INC. Employee Benefits 1111 South Arroyo Parkway Pasadena, California 91105

19.2
Successors. The Plan shall be binding upon the Employer and its respective successors or assigns, and upon a Participant, the Participant’s Beneficiaries and the Participant’s permitted assigns, heirs, executors and administrators.

Exhibit 10.7

19.3
Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

19.4	Governing Law. The Plan and Plan Agreement shall be governed by and construed under the laws of the State of California, as in effect at the time of their adoptions and executions, respectively.

19.5	Pronouns. Masculine pronouns wherever used shall include feminine pronouns and the singular shall include the plural.

19.6	Headings. The headings of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

19.7
Validity. In the event any provision of this Plan shall be illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining parts hereof, but his Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

IN WITNESS WHEREOF JACOBS ENGINEERING GROUP INC. has signed this Plan document this 1st day of January, 1995.

“Company”

JACOBS ENGINEERING GROUP INC.

By:	/s/ John W. Prosser, Jr.
Title:	Senior Vice President, Finance and Administration

18